EXHIBIT A

                              ARTICLES OF AMENDMENT

         1. NUMBER AND DESIGNATION; RANK; PAYMENTS. (a) Of the 10,000,000 authorized Preference Shares ("PREFERENCE SHARES"), no par value, of GST Telecommunications, Inc., a federally chartered Canadian corporation (the "CORPORATION"), 500 (five hundred) shares are hereby designated as Series A Preference Shares (the "SERIES A PREFERENCE SHARES") having the rights, privileges, restrictions and conditions set forth herein.

         (b) The Preference  Shares  (including,  for purposes of this paragraph
(b), the Series A Preference Shares) shall, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank prior to all classes or series of common shares of the Company, including the Corporation's Common
Shares, no par value ("COMMON SHARES") and each other class of shares of the Corporation, the terms of which provide that such class shall rank junior to the Preference Shares or the terms of which do not specify any rank relative to the Preference Shares. All equity securities of the Corporation to which the
Preference Shares ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise), including the Common Shares, are collectively referred to herein as the "JUNIOR SECURITIES." All equity securities of the Corporation with which the Preference Shares ranks on a parity (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) are collectively referred to herein as the "PARITY SECURITIES." All equity securities of the Corporation to which the Preference Shares rank junior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) are collectively referred to herein as the "SENIOR SECURITIES." The respective definitions of Senior Securities, Junior Securities and Parity Securities shall also include any rights or options exercisable for, or securities convertible into or exchangeable for, any of the Senior Securities, Junior Securities and Parity Securities, as the case may be. The Series A Preference Shares shall be subject to the creation of Senior Securities and Parity Securities only to the extent provided in Section 4(c)(i).

         (c) No dividends or other distribution (other than dividends payable in Common Shares), and no redemption, purchase or other acquisition for value (other than redemptions, purchases or acquisitions payable in Common Shares) shall be declared or made directly or indirectly by the Corporation or any of its Subsidiaries with respect to any Junior Securities or Parity Securities.

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         (d) All payments in respect of the Series A Preference  Shares shall be paid in U.S. dollars, and all calculations hereunder shall be made in U.S. dollars. In the event that any amount expressed in Canadian dollars is to be converted into U.S. dollars, the spot exchange rate announced by Citibank, N.A. on the Business Day preceding the date such conversion is necessary shall be used to convert such amount into U.S. dollars.

         (e) Except as provided in Section 4, the Corporation will not, by amendment of the Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the dividend, liquidation, redemption, conversion and other rights of the holders of the Series A Preference Shares against impairment.

         Section 2. DIVIDENDS. The holders of the Series A Preference Shares shall not be entitled to receive any dividends thereon, except that in the event the Corporation declares or pays a dividend on or makes a distribution on the Common Shares, the Corporation will declare or pay or make a distribution on each Series A Preference Share equal to the product of such dividend or distribution and the number of Common Shares which such share is convertible into (provided that prior to February 28, 2000 such number of shares shall be equal to the Conversion Ratio in effect on February 28, 2000).

         Section 3. LIQUIDATION PREFERENCE. (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preference Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of any Junior Securities, the liquidation preference amount per share (the "LIQUIDATION PREFERENCE") set forth in the table below opposite the time period during which the date of the final distribution to the holders of Series A Preference Shares in respect of such liquidation, dissolution or winding up occurs:

                          PER SHARE LIQUIDATION        AGGREGATE LIQUIDATION
  FINAL DISTRIBUTION            PREFERENCE                    PREFERENCE
-----------------------   ---------------------  ---------------------------

February 28, 1997              100,000.00                 50,000,000
May 31, 1997                   105,937.50                 52,968,750
November 30, 1997              112,227.54                 56,113,770


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

                          PER SHARE LIQUIDATION        AGGREGATE LIQUIDATION
  FINAL DISTRIBUTION            PREFERENCE                    PREFERENCE
-----------------------   ---------------------  ---------------------------

May 31, 1998                   118,891.05                 59,445,525
November 30, 1998              125,950.21                 62,975,103
May 31, 1999                   133,428.50                 66,714,249
November 30, 1999              141,350.82                 70,675,408
May 31, 2000                   149,743.52                 74,871,760
November 30, 2000              158,634.54                 79,317,271
May 31, 2001                   168,053.47                 84,026,734
November 30, 2001              178,031.64                 89,015,821
May 31, 2002                   188,602.27                 94,301,136
November 30, 2002              199,800.53                 99,900,266
May 31, 2003                   211,663.69                105,831,844
November 30, 2003              224,231.22                112,115,610
May 31, 2004                   237,544.95                118,772,474
November 30, 2004              251,649.18                125,824,590
May 31, 2005                   266,590.85                133,295,425
November 30, 2005              282,419.68                141,209,840
May 31, 2006                   299,188.35                149,594,175
November 30, 2006              316,952.66                158,476,329
May 31, 2007                   335,771.72                167,885,861

         (b) If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preference Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preference Shares and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such Series A Preference Shares and any such Parity Securities if all amounts payable thereon were paid in full. Subject to the rights of holders of any Parity Securities, after payment has been made to the holders of the Series A Preference Shares of the full amounts to which they are entitled, no further amounts shall be paid with respect to the Series A Preference Shares and the remaining assets of the Corporation shall be distributed among the holders of all Junior Securities in accordance with the Articles of Incorporation and applicable law.

         (c) For purposes of this Section 3, (i) a merger or consolidation of the Corporation with or into any other corporation or corporations in which the


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

Corporation is not the surviving corporation, (ii) any transaction or series of transactions solely for the purpose of reincorporation of the Corporation in another jurisdiction, or (iii) a voluntary sale of all or substantially all of the assets of the Corporation, shall not be treated as a liquidation, dissolution or winding up of the Corporation (unless in connection therewith, the liquidation, dissolution or winding up of the Corporation is specifically approved).

         Section 4. VOTING RIGHTS. (a) Except as otherwise provided herein or in the Articles of Incorporation or as Canadian federal law otherwise expressly requires, the holders of Series A Preference Shares shall not be entitled by virtue thereof to any voting rights as shareholders of the Corporation.

         (b) The holders of Series A Preference Shares shall be entitled to receive notice of and shall be entitled to attend in person or by proxy any meeting of the shareholders of the Corporation. Notices of meetings shall be given to the holders of Series A Preference Shares in the manner to be given to shareholders entitled to vote at any such meeting, unless waived in writing before or after the meeting by the holders of a majority of the outstanding Series A Preference Shares. Nothing in this Section shall limit the ability of shareholders of the Corporation to act by written consent. The Corporation shall give written notice of any action taken by written consent to the holders of the Series A Preference Shares within 3 Business Days after the effective date of such written consent, with said notice to describe in reasonable detail the nature and substance of such action. "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

         (c) In addition to such other vote, if any, as may be required hereunder or by Canadian federal law or the Articles of Incorporation, the affirmative vote of the holders of at least a majority of the Series A Preference Shares then outstanding, voting together as a single class and series (or acting by written consent), shall be necessary to: (i) authorize, increase the number of authorized shares of, or issue any Parity Securities (including additional series of Preference Shares), Senior Securities or additional Series A Preference Shares or any Junior Securities having mandatory or optional redemption dates (other than as to redemptions that are at the option of the Corporation) earlier than the one year anniversary of the Extended Redemption Date of the Series A Preference Shares; (ii) authorize an amendment or alteration of the Articles of Incorporation (x) decreasing the Liquidation Preference of the Series A Preference Shares, (y) granting holders of bonds, debentures or other obligations, voting rights, or (z) otherwise adversely affecting the preferences, rights or powers of the Series A Preference Shares; or (iii) effect a voluntary liquidation, dissolution or winding up of the Corporation, the sale of all or substantially all the assets of the Corporation,

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

or the merger, consolidation or recapitalization of the Corporation, unless (A) the corporation surviving such merger or consolidation or to which such assets, property or business are sold, assigned, transferred, leased, conveyed or otherwise disposed of (the "SUCCESSOR CORPORATION") is a corporation organized under the laws of Canada or a province thereof or a state of the United States or the District of Columbia; (B) the Series A Preference Shares shall be converted into, or exchanged for, and shall become shares of the Successor Corporation having the same powers, preferences, and relative privileges, rights and qualifications that the Series A Preference Shares had immediately prior to such transaction; and (C) such transaction complies with Section 9(c) hereof.

         (d) (i) Subject to Section 4(e), so long as any Series A Preference Shares remain outstanding, commencing on the date the Series A Preference Shares are first issued (the "ISSUE DATE"), the holders of Series A Preference Shares shall be entitled to elect and dismiss from time to time by vote of holders of a majority of the Series A Preference Shares, voting separately from all other classes and series, one director (the "PREFERRED DIRECTOR") to serve on the Board of Directors until the earlier of (x) three years (at which time such director may be replaced or reelected) or (y) replacement or removal by vote of such holders. Such vote may be taken at a special meeting of the holders of Series A Preference Shares or by written consent of the holders of all of such shares.

         (ii) The right of the holders of the Series A Preference Shares to elect the Preferred Director as provided in this Subsection (d)(i) above shall continue until such time as there are no outstanding Series A Preference Shares. The term of office of any Preferred Director then in office elected by the holders of Series A Preference Shares pursuant to Subsection (d) shall terminate simultaneously with the termination of the right of the holders of Series A Preference Shares to elect directors.

         (iii) At any time when the voting right of the holders of Series A Preference Shares provided in this Subsection (d) is in effect, within ten (10) days after the Corporation's receipt of a written request by the holders of a majority of the Series A Preference Shares then outstanding addressed to the Secretary of the Corporation, a proper officer of the Corporation shall call a special meeting of the holders of Series A Preference Shares for the election or dismissal of the Preferred Director, to be held on not less than twenty-one (21) but not more than thirty (30) days' notice to such shareholders. If such notice of meeting is not given within the twenty-one (21) days required above, the holders of Series A Preference Shares requesting such meeting also may call such meeting and for such purposes shall have access to the stock books and records of the Corporation. At any meeting so called, the holders of the majority of the Series A Preference Shares present, in person or by proxy, shall be sufficient to constitute a quorum for the election or removal of the Preferred Director.

         (iv) In the case of any vacancy in the office of the Preferred Director, the vacancy shall be filled by the affirmative vote of the holders of the majority of the Series A Preference Shares then outstanding, voting together as a single class, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of all of the holders of Series A Preference Shares. Any Preferred Director may be removed during the term of office to which each was elected, either with or without cause, by and only by the affirmative vote of the holders of a majority of the Series A Preference Shares, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of all of such shareholders, and any vacancy thereby created may be filled only by the holders of Series A Preference Shares represented at such meeting or pursuant to such written consent.

         (e) All Series A Preference Shares currently owned and held by the Purchaser (as defined in the Securityholders Agreement (as defined in Section 8(e) hereof)) will not be entitled to be voted by any such entity for the election or removal of the Preferred Director at any time unless, and except to the extent that, at such time such entity would be able to acquire and vote such shares owned and held by it without violation of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"); PROVIDED, HOWEVER, that the foregoing shall not limit the right of any other party to acquire or vote any Series A Preference Shares or Common Shares. Notwithstanding the foregoing, this paragraph (e) shall have no force and effect with respect to the Purchaser from the date which is 45 days after the date the Purchaser shall have filed a Pre Merger Notification and Report Form with respect to its ownership of Series A Preference Shares under the HSR Act.

         (f) In the event that the right of the holders of Series A Preference Shares to elect the Preferred Director is suspended pursuant to Section 4(e), the Corporation shall (x) nominate for election as a director at the annual meetings for election of directors a person chosen by the holders of a majority of the Series A Preference Shares, (y) include such person on the slate of directors proposed by the Corporation to be elected at each such meeting and (z) cause such person to be appointed by the Board of Directors as a director until the annual meeting next held after the annual meeting held on March 17, 1997, such appointment to be effected no later than March 31, 1997.

         Section 5. CONVERSION. (a) OPTIONAL CONVERSION. Subject to the provisions of this Section 5, the holders of the Series A Preference Shares shall have the right, at any time, and from time to time, on or after the third anniversary of the Issue

Date, at such holder's option, to convert, in whole or in part, (including fractional shares) the Series A Preference Shares into the number of fully paid and non-assessable Common Shares set forth in the table below opposite the period during which the Conversion Date (as defined below) for each share which is so converted occurs (provided that, each holder may delay the exercisability of the option to convert (but not the Mandatory Conversion right of the Corporation referred to below) at any time, and from time to time, for all or any part of the Series A Preference Shares owned by such holder):

       CONVERSION                 PER SHARE NUMBER OF         AGGREGATE NUMBER
-----------------------      -------------------------    ----------------------
February 28, 2000                   12,426.45                   6,213,223
May 31, 2000                        13,164.27                   6,582,133
November 30, 2000                   13,945.89                   6,972,947
May 31, 2001                        14,773.93                   7,386,966
November 30, 2001                   15,651.13                   7,825,567
May 31, 2002                        16,580.42                   8,290,210
November 30, 2002                   17,564.88                   8,782,441
May 31, 2003                        18,607.80                   9,303,898
November 30, 2003                   19,712.63                   9,856,317
May 31, 2004                        20,883.07                  10,441,536
November 30, 2004                   22,123.00                  11,061,502
May 31, 2005                        23,436.56                  11,718,279
November 30, 2005                   24,828.10                  12,414,052
May 31, 2006                        26,302.27                  13,151,136
November 30, 2006                   27,863.97                  13,931,985
May 31, 2007                        29,518.39                  14,759,197


         The number of Common Shares deliverable upon conversion of a Series A Preference Share as set forth above and in the table in Section 8(d)(i) during each of the above periods and the periods set forth in the table in Section 8(d)(i) (each, a "CONVERSION PERIOD"), adjusted as hereinafter provided, is referred to herein as a "CONVERSION RATIO." Notwithstanding any call for redemption pursuant to Section 8, the right to convert Series A Preference Shares so called for redemption shall terminate at the close of business on the Business Day immediately preceding the date fixed for such redemption, unless the Corporation shall default in making payment of the amount payable upon such redemption.

         (b) MANDATORY CONVERSION. If as of any date on or after the third anniversary of the Issue Date, the closing prices of the Issuer's Common Shares as reported on the American Stock Exchange, the New York Stock Exchange or the

NASDAQ National Market System for the 30 consecutive trading days preceding each such date is greater than the Automatic Conversion Level then in effect, then each and every Preference Share shall be automatically converted at the close of business on such date (the "AUTOMATIC CONVERSION DATE") into the number of shares equal to the Conversion Ratio set forth in the table in Section 5(a) above which would apply if such shares were converted at the option of the holder on such date. The closing price for each day shall be the last sale price on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices on such date, in each case as officially reported on the principal national securities exchange or national market system on which such shares are then listed, admitted to trading or traded, excluding any trades which are not bona fide, arm's-length transactions. "AUTOMATIC CONVERSION LEVEL" means US$15.925, as adjusted from time to time as provided in Section 6(i). Notwithstanding the foregoing, the Series A Preference Shares shall not be automatically converted into Common Shares unless all Series A Common Shares (as defined in the Securities Purchase Agreement (as defined in Section 8(e))) have been admitted to listing on the American Stock Exchange, subject only to official notice of issuance.

         (c) MECHANICS OF CONVERSION. (i) In order to exercise the conversion right (or receive certificates for Common Shares upon an automatic conversion), the holder of the Series A Preference Shares to be converted (or which have been automatically converted) shall surrender the certificate representing such shares at the office of the Corporation, with a written notice ("CONVERSION NOTICE") of election to convert completed and signed, specifying the number of shares to be converted (unless such shares have been automatically converted). Unless the shares issuable on conversion are to be issued in the same name as the name in which such Series A Preference Shares are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

         (ii) As promptly as practicable after (but in no event in excess of three Business Days after) the surrender by the holder of the certificates for Series A Preference Shares as aforesaid, the Corporation shall issue and shall deliver to such holder, or on the holder's written order to the holder's transferee, a certificate or certificates for the whole number of Common Shares (and, if applicable, fractions thereof) issuable upon the conversion of such shares in accordance with the provisions of this Section 5.

         (iii) Each conversion shall be deemed to have been effected (x) immediately prior to the close of business on the date (the "CONVERSION DATE") on which the certificates for Series A Preference Shares shall have been surrendered

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

(or an agreement referred to in Section 8(h) if such certificate has been lost) and the Conversion Notice received by the Corporation as aforesaid or (y) in the case of an automatic conversion, the close of business on the Automatic Conversion Date, and the person in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder of record of the Common Shares represented thereby at such time on such date and such conversion shall be into a number of Common Shares equal to the product of the number of Series A Preference Shares surrendered multiplied by the Conversion Ratio in effect at such time on such date. Upon the conversion of Series A Preference Shares, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares shall immediately terminate, except the right to receive the Common Shares and other amounts payable pursuant to this Section 5 or Section 8(i) upon conversion.

         (d) TERMINATION OF REDEMPTION RIGHT. Upon an automatic conversion or delivery to the Corporation by a holder of Series A Preference Shares of a Conversion Notice, the right of the Corporation to redeem such Series A Preference Shares shall terminate, regardless of whether a notice of redemption has been mailed or delivered as provided in Section 8.

         Section 6. ANTI-DILUTION PROVISIONS. So long as any Series A Preference Shares are outstanding, each Conversion Ratio shall be subject to change or adjustment as follows:

         (a) COMMON SHARE DIVIDENDS, SUBDIVISIONS, COMBINATIONS. In case the Corporation shall (i) pay or make a dividend or other distribution to all holders of its Common Shares in Common Shares, (ii) subdivide, split or reclassify the outstanding Common Shares into a larger number of shares or (iii) combine or reclassify the outstanding Common Shares into a smaller number of shares, then in each such case each Conversion Ratio shall be adjusted to equal the number of such shares to which the holder of each share would have been entitled upon the occurrence of such event had such share been converted immediately prior to the happening of such event or, in the case of a share dividend or other distribution, prior to the record date for determination of shareholders entitled thereto. An adjustment made pursuant to this Section 6(a) shall become effective immediately after such record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, split, combination or reclassification.

         (b) REORGANIZATION OR RECLASSIFICATION. In case of any capital reorganization or any reclassification of the Common Shares of the Corporation (whether pursuant to a merger or consolidation or otherwise), each Series A Preference Share shall thereafter during each Conversion Period be convertible into the number of Common Shares or other securities or property receivable upon such capital reorganization or reclassification of the Common Shares, as the case may be, by a holder of the number of Common Shares into which each Series A Preference Share was convertible during each such Conversion Period; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holder of each Series A Preference Share to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any Common Shares or other securities or property thereafter deliverable upon conversion of each Series A Preference Share.

         (c) DISTRIBUTIONS OF ASSETS OR SECURITIES OTHER THAN COMMON SHARES. In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Shares of any of its capital shares (other than Common Shares), rights or warrants to purchase any of its securities (other than those referred to in Section 6(d) below), cash, other assets or evidences of its indebtedness, then in each such case each Conversion Ratio shall be adjusted by multiplying each Conversion Ratio immediately prior to the date of such dividend or distribution by a fraction, of which the numerator shall be the Fair Market Value per Common Share at the record date for determining shareholders entitled to such dividend or distribution, and of which the denominator shall be such Fair Market Value per share less the fair market value (as determined in good faith by the Board of Directors of the Corporation) of the portion of the securities, cash, assets or evidences of indebtedness so distributed applicable to one Common Share.

         (d) BELOW MARKET DISTRIBUTIONS OR ISSUANCES OF COMMON SHARES. In case the Corporation shall issue Common Shares (or options, rights, warrants or other securities convertible into or exchangeable or exercisable for Common Shares) at a price per share (or having an effective exercise, exchange or conversion price per share together with the purchase price thereof) less than the Fair Market Value per Common Share on the date such Common Shares (or options, rights, warrants or other securities convertible into or exchangeable or exercisable for Common Shares) are sold or issued (provided that (A) no sale of securities pursuant to an underwritten public offering shall be deemed to be for less than Fair Market Value and (B) no sale of securities in an arms-length transaction to a group of financial institutions which are not Affiliates of the Corporation shall be deemed to be for less than Fair Market Value), then in each such case each Conversion Ratio shall thereafter be adjusted by multiplying each Conversion Ratio immediately prior to the date of issuance of such Common Shares (or options, rights, warrants or other securities) by a fraction, the numerator of which shall be (x) the sum of (i) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such issuance and
(ii) the number of additional Common Share Equivalents represented by all securities so issued multiplied by (y) the Fair Market Value of a Common Share immediately prior to the date of such issuance, and the denominator of which shall be (x) the product of (a) the Fair Market Value of a Common Share immediately prior to the date of such issuance and (B) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such issuance plus (y) the aggregate consideration received by the Corporation for the total number of securities so issued plus, (z) in the case of options, rights, warrants or other securities convertible into or exchangeable or exercisable for Common Shares, the additional consideration required to be received by the Corporation upon the exercise, exchange or conversion of such securities; provided, however, that in the event that such rights, options or warrants are not so issued or expire unexercised, or in the event of a change in the number of Common Shares to which the holders of such rights, options or warrants are entitled, each Conversion Ratio shall again be adjusted to be the Conversion Ratio which would then be in effect if such rights, options or warrants had never been issued, in the former event, or the Conversion Ratio which would then be in effect if such holder had initially been entitled to such changed number of Common Shares, in the latter event. An adjustment made pursuant to this Section 6(d) shall become effective immediately after the date such Common Shares or other security are sold or issued. For purposes of this Section 6(d), in the case of an issuance in the ordinary course of business consistent with past practice of any options, rights, warrants or other securities or any Common Shares (whether treasury shares or newly issued shares) pursuant to any employee (including consultants and directors), distributor or similar benefit or share option or purchase plan or program or written arrangement of the Corporation, the Fair Market Value of such Common Shares (or of the Common Shares issuable upon the exercise, exchange or conversion of such options, rights, warrants or other securities) at the time such Common Shares (or options, rights, warrants or other securities) are issued shall be deemed to be equal to the fair market value of such securities as determined pursuant to the provisions of such plan or program or written arrangement. Notwithstanding anything herein to the contrary, (1) no further adjustment to the Conversion Ratios shall be made upon the issuance or sale of Common Shares pursuant to (x) the exercise of any options, rights or warrants,
(y) the conversion or exchange of any convertible securities, if in each case the adjustment in the Conversion Ratios were made as required hereby upon the issuance or sale of such options, rights, warrants or securities or no adjustment was required hereby at the time such option, right, warrant or convertible security was issued or (z) upon the issuance of Common Shares or warrants to purchase Common Shares or the exercise of such warrants issued to Tomen America, Inc. pursuant to the agreement referred to in Schedule 3.04(b) of the Securities Purchase Agreement as in effect on February 21, 1997 and (2) no adjustment to the Conversion Ratios shall be made upon the issuance or sale of Common Shares (x) upon the conversion of any of the Corporation's Series A Preference Shares, or Convertible Notes (as defined in the Securities Purchase Agreement) or (y) upon the exercise of any warrants or options existing on the Issue Date, without regard to the exercise price thereof. For purposes of this Section 6(d), if the Corporation issues Common Shares (or options, rights, warrants or other securities convertible into or exchangeable or exercisable for Common Shares) for consideration wholly or partially other than cash, including services rendered, the fair market value of such consideration and of such Common Shares (or options, rights, warrants or other securities, convertible into or exchangeable or exercisable for Common Shares) issued in connection therewith shall be determined by the Board of Directors of the Corporation in the reasonable and good faith exercise of its business judgment.

         "COMMON SHARE EQUIVALENT" means, with respect to any security of the Corporation and as of a given date, a number which is, (i) in the case of a Common Share, one, (ii) in the case of all or a portion of any right, warrant or other security which may be exercised for one or more Common Shares, the number of Common Shares receivable upon exercise of such security (or such portion of such security) and (iii) in the case of any security convertible or exchangeable into one or more Common Shares, the number of Common Shares that would be received if such security were converted or exchanged on such date. The number of Common Share Equivalents represented by the Series A Preference Shares shall be computed separately for each Conversion Ratio and such numbers shall be used in applying the provisions of Sections 6(d), (e), (f) and (g) to adjust each such Conversion Ratio.

         (e) BELOW MARKET DISTRIBUTIONS OR ISSUANCES OF PREFERENCE SHARES OR OTHER SECURITIES. In case the Corporation shall issue nonconvertible and nonexchangeable preference shares (or other securities of the Corporation other than Common Shares or options, rights, warrants or other securities convertible into or exchangeable or exercisable for Common Shares) at a price per share (or other similar unit) less than the Fair Market Value per share (or other similar unit) of such preference shares (or other security) on the date such preference shares (or other security) is sold (provided that (A) no sale of preference shares or other security pursuant to an underwritten public offering shall be deemed to be for less than its fair market value and (B) no sale of securities in an arms length transaction to a group of financial institutions which are not Affiliates of the Corporation shall be deemed to be for less than Fair Market Value), then in each such case each Conversion Ratio shall thereafter be adjusted by multiplying each Conversion Ratio immediately prior to the date of issuance of such preference shares (or other security) by a fraction, the numerator of which shall be the product of (i) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such issuance and (ii) the Fair Market Value of a Common Share immediately prior to the date of such issuance and the denominator of which shall be (x) the product of (A) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such issuance and
(B) the Fair Market Value of a Common Share immediately prior to the date of such issuance minus (y) the difference between (I) the aggregate Fair Market Value of such preference shares (or other security) and (II) the aggregate consideration received by the Corporation for such preference shares (or other security). An adjustment made pursuant to this Section 6(e) shall become effective immediately after the date such preference shares (or other security) are sold.

         (f) ABOVE MARKET REPURCHASES OF COMMON SHARES. If at any time or from time to time the Corporation or any Subsidiary thereof shall repurchase, by self-tender offer or otherwise, any Common Shares of the Corporation (or any security convertible into or exercisable or exchangeable for Common Shares) at a weighted average purchase price in excess of the Fair Market Value thereof, on the Business Day immediately prior to the earliest of (i) the date of such repurchase, (ii) the commencement of an offer to repurchase or (iii) the public announcement of either (such date being referred to as the "DETERMINATION DATE"), each Conversion Ratio shall be adjusted by multiplying each Conversion Ratio immediately prior to such Determination Date by a fraction, the numerator of which shall be the product of (1) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such Determination Date minus the number of Common Share Equivalents represented by the securities repurchased or to be purchased by the Corporation or any Subsidiary thereof in such repurchase and (2) the Fair Market Value of a Common Share immediately prior to such Determination Date, and the denominator of which shall be (x) the product of (A) the number of Common Share Equivalents represented by all securities outstanding immediately prior to the Determination Date and (B) the Fair Market Value of a Common Share immediately prior to such Determination Date minus (y) the sum of (I) the aggregate consideration paid by the Corporation in connection with such repurchase and (II) in the case of options, rights, warrants or other securities convertible into or exchangeable or exercisable for Common Shares, the additional consideration required to be received by the Corporation upon the exercise, exchange or conversion of such securities. An adjustment made pursuant to this Section 6(f) shall become effective immediately after the effective date of such repurchase.

         (g) ABOVE MARKET REPURCHASES OF PREFERENCE SHARES OR OTHER SECURITIES. If at any time or from time to time the Corporation or any Subsidiary thereof shall repurchase, by self-tender offer or otherwise, any shares of nonconvertible and nonexchangeable preference shares (or other securities of the Corporation other than Common Shares or options, rights, warrants or other securities convertible into or exchangeable or exercisable for Common Shares), other than the repurchase of Series A Preference Shares (which repurchase shall not entitle the holders to any adjustment pursuant to this Section 6(g)) at a weighted average purchase price in excess of the Fair Market Value thereof, on the Business Day immediately prior to the Determination Date, each Conversion Ratio shall be adjusted by multiplying each Conversion Ratio immediately prior to the Determination Date by a fraction, the numerator of which shall be the product of (i) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such Determination Date and (ii) the Fair Market Value of a Common Share immediately prior to such Determination Date, and the denominator of which shall be (x) the product of (A) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such Determination Date and (B) the Fair Market Value of a Common Share immediately prior to such Determination Date minus (y) the difference between
(I) the aggregate consideration paid by the Corporation in connection with such repurchase and (II) an aggregate Fair Market Value of such preference shares (or other security). An adjustment made pursuant to this Section 6(g) shall become effective immediately after the effective date of such repurchase.

         (h) DEFINITION OF FAIR MARKET VALUE. (x) As used herein, the "FAIR MARKET VALUE" of a Common Share shall be equal to, on any date:

           (i) if Common Shares are then listed or admitted to trading on any national securities exchange located in the United States or traded on any national market system located in the United States, the average of the daily closing prices for the thirty (30) trading days before such date, excluding any trades which are not bona fide, arm's-length transactions. The closing price for each day shall be the last sale price on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices on such date, in each case as officially reported on the principal national securities exchange or national market system on which such shares are then listed, admitted to trading or traded;

           (ii) if paragraph (i) does not apply then, if Common Shares are then listed or admitted to trading on any national securities exchange located in Canada or traded on any national market system located in Canada, the average of the daily closing prices for the thirty (30) trading days before such date, excluding any trades which are not bona fide, arm's- length transactions. The closing price for each day shall be the last sale price on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices on such date, in each case as officially reported on the principal national securities exchange or national market system on which such shares are then listed, admitted to trading or traded;

           (iii) if neither paragraph (i) or (ii) applies then, the average of the reported closing bid and asked prices thereof on such date, in the over-the-
         counter market as shown by the National Association of Securities Dealers automated quotation system or, if such shares are not then quoted in such system, as published by the National Quotation Bureau, Incorporated or any similar successor organization, and in either case as reported by any member firm of the New York Stock Exchange selected (in the Conversion Notice) by the holders affected by such determination; and

         (iv) if none of paragraphs (i), (ii) or (iii) applies then, the Fair Market Value of a Common Share shall be as mutually agreed by the Corporation and the holders affected by such determination. If the Corporation and such holders are unable to agree, then the Corporation and such holders shall, within five (5) days from the date that either party determines that they cannot agree and so notifies the other party in writing, jointly retain an investment banking firm, nationally recognized accounting firm or other firm providing similar valuation services (any of the foregoing, a "VALUATION FIRM"), satisfactory to each of them. If the Corporation and such holders are unable to agree on the selection of such a Valuation Firm within such five (5) day period, the Corporation and such holders shall, within twenty (20) days after the expiration of such five (5) day period, each retain a separate Valuation Firm (which Valuation Firm, in either case, shall not be the investment banking firm or accounting firm regularly retained by the Corporation or such holders). If either the Corporation or such holders fail to retain a Valuation Firm during such twenty (20) day period, then the Valuation Firm retained by the holders or the Corporation, as the case may be, shall alone take the actions described below. If the Corporation and such holders each selects a Valuation Firm, then those two Valuation Firms shall select a third Valuation Firm (which Valuation Firm shall not be the investment banking firm or accounting firm regularly retained by the Corporation or such holders) and the Valuation Firm so selected shall determine within thirty (30) days of being retained the Fair Market Value of a Common Share and deliver its opinion in writing to the Corporation and to such holders as to such Fair Market Value. The determination so made shall be conclusive and binding on the Corporation and such holders. The fees and expenses all Valuation Firms incur in performing the services contemplated by this Section 6(h)(x)(iv) shall be paid by the Corporation. In the determination of the Fair Market Value of a Common Share, there shall not be taken into consideration any premium for shares representing control of the Corporation or any discount related to shares representing a minority interest therein or related to any illiquidity or lack of marketability of shares arising from contractual restrictions on the transfer of Common Shares or restrictions on transfer under applicable laws. Determinations under this clause (iv) by the holders affected by such determination shall be made by the vote or consent of a majority in interest of all such holders.

           (y) As used herein, the "FAIR MARKET VALUE" of a preference share or other security other than Common Shares shall mean such fair market value as determined by a Valuation Firm in accordance with the procedures set forth in clause (h)(x)(iv) above; provided that in the event of any repurchase or redemption of preference shares, the Fair Market Value shall not be less than the stated value thereof plus any accrued and unpaid dividends as of the date of such repurchase or redemption or other amount payable upon repurchase or redemption.

         (i) ADJUSTMENT OF AUTOMATIC CONVERSION LEVEL. Whenever the Conversion Ratios are adjusted, as provided in this Section 6 or in Section 7, the Automatic Conversion Level shall be adjusted (calculated to the nearest US$.0001) so that it shall equal the amount determined by multiplying such Automatic Conversion Level immediately prior to such adjustment by a fraction the numerator of which shall be the number of shares then receivable (or if such adjustment is made prior to the third anniversary of the Issue Date, the number of Common Shares receivable on such third anniversary) upon the conversion of each Series A Preference Share immediately prior to such adjustment and the denominator of which shall be the number of shares so receivable immediately thereafter.

         (j) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Ratios and the Automatic Conversion Level pursuant to this Section 6 or Section 7, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of the holder, furnish or cause to be furnished to holder a like certificate setting forth (x) such adjustments and readjustments, (y) the number of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of each Series A Preference Share and
(z) the Automatic Conversion Level then in effect. The computations of all amounts under this Section 6 shall be made assuming all other anti-dilution or similar adjustments to be made to the terms of all other securities resulting from the transaction causing an adjustment pursuant to this Section 6 have previously been made so as to maintain the relative economic interest of the Series A Preference Shares VIS A VIS all other securities issued by the Corporation.

         (k) NOTICES.

             (i) In the event that the Corporation shall propose at any time to effect any transaction of the type described in Sections 6(a) through 6(g) hereof or to take any similar extraordinary corporate action affecting the Corporation's share capital, then, in connection with each such event, the Corporation shall send to the holder at least 10 days prior to (x) in the case of a dividend or other distribution, the applicable record date, a notice specifying the record date for purposes of such dividend or distribution and the date on which such dividend or other distribution is to be made, and (y) in any other case, the date on which such event is to become effective or the first date on which the Corporation intends to effect any such transaction, as the case may be, in each case specifying in reasonable detail what the transaction or event consists of and, if applicable, the aggregate amount or value of any cash or property proposed to be distributed, paid, purchased or received by the Corporation in connection therewith.

             (ii) In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall send to the holder written notice thereof at least (i) 30 days' prior to the proposed consummation of such dissolution, winding up or liquidation or (ii) 15 days before the record date therefor, whichever is earlier.

             (iii) Unless notice is otherwise required pursuant to paragraph (i) above, the Corporation shall send written notice to the holder immediately upon any public announcement with respect to an open market repurchase program for, any self-tender offer for and any other repurchase of Common Shares or other securities.

         (l) SPECIAL ADJUSTMENT. At every annual or special meeting of shareholders held after the 1997 Annual General Meeting until the approval referred to below is obtained, the Board of Directors will propose a resolution to be approved by the holders of Common Shares approving the terms of the Series A Preference Shares and the issuance of the Series A Common Shares in accordance with the terms hereof and Section 4.4 of the Securityholders Agreement and recommend that such shareholders vote in favor of approval of such resolution so as to permit the Series A Common Shares to be listed on the American Stock Exchange or the New York Stock Exchange or the NASDAQ National Market System, if the Common Shares are then listed or quoted thereon, and the Corporation will use its best efforts to cause such resolution to be so approved and such listing so effected. In the event the Board of Directors of the Corporation fails the take the foregoing actions or the Corporation fails to use its best efforts, in addition to any other remedy the holders may have, each

Conversion Ratio shall each be adjusted by multiplying it by 1.10 at the time that the first such failure occurs.

         Section 7. CONSOLIDATION, MERGER OR SALE OF ASSETS. In case of any consolidation of the Corporation with, or merger of the Corporation into, any other Person, any merger of another Person into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding Common Shares) or any sale or transfer of all or substantially all of the assets of the Corporation to the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, the holder shall have the right thereafter during each Conversion Period to convert each Series A Preference Share into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer (assuming, if applicable, such holder elected to receive the consideration received by the holders of the largest number of Common Shares in such transaction) by a holder of the number of Common Shares into which each Series A Preference Share was convertible during each such Conversion Period. Adjustments for events subsequent to the effective date of such a consolidation, merger, sale or transfer of assets shall be as nearly equivalent as may be practicable to the adjustments provided for herein. In any such event, effective provisions shall be made in the certificate or articles of incorporation of the resulting or surviving corporation, in any contract of sale, conveyance, lease, transfer or otherwise so that the provisions set forth herein for the protection of the rights of the holder shall thereafter continue to be applicable; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon exercise, such shares of stock, other securities, cash and property. The provisions of this Section 7 shall similarly apply to successive consolidations, mergers, sales, leases or transfers. "PERSON" means an individual, partnership, corporation, trust, joint stock company, association, joint venture, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         Section 8. (a) MANDATORY REDEMPTION. On the seventh anniversary of the Issue Date (the "FINAL REDEMPTION DATE") the Corporation shall redeem in cash all Series A Preference Shares then outstanding, at a redemption price of US$224,231.22 per share (the "FINAL REDEMPTION AMOUNT"); provided that, to the extent the Corporation is prohibited from paying such redemption price in cash, the holders may convert each Series A Preference Share into a number of Common Shares equal to the Final Redemption Amount divided by the product of the Fair Market Value of a Common Share as of the Final Redemption Date and 95%, so long as the Fair Market Value can be determined pursuant to paragraph (i), (ii) or
(iii) of the definition thereof. In the event and to the extent that the Corporation is prohibited from paying the aggregate Final Redemption Amount in cash due to restrictions contained in instruments of indebtedness to which it is a party ("Debt Instruments") and in the event and to the extent the holders of the Series A Preference Shares do not exercise their option to convert such shares into Common Shares as set forth above, then, at the Corporation's option by written notice delivered to the holders no later than two Business Days after the Final Redemption Date, the provisions of Section 8(c) shall apply, but only to the Series A Preference Shares or portions thereof which were not redeemed or converted pursuant to this Paragraph (a).

         (b) MECHANICS OF MANDATORY REDEMPTION.

             (i) At least 15 days, but not more than 60 days, prior to the Final Redemption Date, the Corporation shall send a written notice (the "SERIES A REDEMPTION NOTICE") to each holder of Series A Preference Shares to be redeemed on such date (the "SERIES A REDEMPTION SHARES") stating: (A) the total number of Series A Redemption Shares; (B) the number of Series A Redemption Shares held by such holder; (C) the Final Redemption Date; (D) the redemption amount per share; (E) whether, and the extent to which, the Corporation will be prohibited from paying the aggregate redemption amount in cash; and (F) the manner in which and the place at which such holder is to surrender to the Corporation the certificate or certificates representing its Series A Redemption Shares.

             (ii) In the event that the Corporation is prohibited from paying the full redemption price for all shares in cash, each holder may, in addition to any other rights they may have, by notice to the Corporation delivered at least two Business Days prior to the Final Redemption Date elect to (x) receive only the portion of the redemption price which is payable in cash and retain the unredeemed balance of their shares or (y) receive such cash amount, if any, and convert any portion of the balance into Common Shares as provided in Section 8(a) above and retain any unredeemed balance of their shares.

             (iii) On or prior to the Final Redemption Date, the Corporation shall have the option to deposit the aggregate redemption amount for all Series A Redemption Shares (other than Series A Redemption Shares surrendered for conversion prior to such date) in a bank or trust company (designated in the Series A Redemption Notice) doing business in the Borough of Manhattan, the City and State of New York, having aggregate capital and surplus in excess of US$300,000,000, as a trust fund for the benefit of the respective holders of Series A Redemption Shares with irrevocable instructions and authority to the bank or trust company to pay the appropriate redemption amounts to the holders of Series A Redemption

         Shares upon receipt of notification from the Corporation that the respective holder has surrendered the certificate or certificates representing such shares to the Corporation. Such instructions shall also provide that any such moneys remaining unclaimed at the expiration of one year following the Final Redemption Date shall thereafter be returned to the Corporation upon its request as expressed in a resolution of its Board of Directors. The holder of any Series A Redemption Shares in respect of which such deposit has been returned to the Corporation pursuant to the preceding sentence shall have a claim as an unsecured creditor against the Corporation for the redemption amount in respect thereof, without interest.

              (iv) Provided that the Corporation has on or prior to the Final Redemption Date either paid or made available (as described in Section 8(b)(iii)) the aggregate redemption amount to the holders of Series A Redemption Shares, all Series A Redemption Shares shall be deemed to have been redeemed as of the close of business of the Corporation on the Final Redemption Date. Thereafter, the holder of such shares shall no longer be treated for any purposes as the record holder of such Series A Preference Shares, regardless of whether the certificate or certificates representing such shares are surrendered to the Corporation or its transfer agent, except with respect to the right of the holder to receive the appropriate redemption amount, without interest, upon such surrender. Such shares so redeemed shall not be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

         (c) DELAYED FINAL REDEMPTION.

              (i) In the event that the Corporation shall have elected that this
         Section 8(c) shall apply, then on September 1, 2007 (the "EXTENDED REDEMPTION DATE") the Corporation shall redeem in cash all Series A Preference Shares then outstanding, at a redemption price of US$335,771.72 per share (the "EXTENDED REDEMPTION AMOUNT"); provided that, to the extent the Corporation is prohibited from paying such redemption price in cash, the holders may convert each Series A
         Preference Share into a number of Common Shares equal to the Extended Redemption Amount divided by the product of the Fair Market Value of a Common Share as of the Extended Redemption Date and 95%, so long as the Fair Market Value can be determined pursuant to paragraph (h)(x) (i),
         (ii) or (iii) of the definition thereof. The provisions of Section 8(b) shall apply to such redemption with the Extended Redemption Date being substituted for the Final Redemption Date and the Extended Redemption Amount being substituted for the Final Redemption Amount.

              (ii) If the provisions of this Section 8(c) apply, the Corporation shall have a continuing obligation to, as soon as possible, redeem in cash all (or such amount as may be permitted under the Debt Instruments from time to time) Series A Preference Shares then outstanding, at a redemption price per share equal to the per share Liquidation
         Preference at the time of such redemption, provided that the Corporation shall only be obligated to satisfy such obligation to the extent it is not prohibited from doing so under the terms of its Debt Instruments. The provisions of Section 8(b) shall apply to any such redemption with the date of redemption and applicable redemption amount being those specified in the notice required by Section 8(b).

              (iii) If the provisions of this Section 8(c) apply, then the holders of Series A Preference Shares, in addition to their conversion rights under Section 5, shall have the right, at any time, and from time to time, at such holder's option, to convert each Series A Preference Share into the number of fully paid and non-assessable Common Shares equal to the Liquidation Preference on the Conversion Date for such share divided by the product of the Fair Market Value of a Common Share as of the Conversion Date and 95%. The provisions of
         Section  5(c)  shall  apply  to  any  conversion   under  this  Section
         8(c)(iii).

         (d) CHANGE OF CONTROL.

             (i) If there shall occur a Change of Control (as defined below), on or prior to the fifth anniversary of the Issue Date, the holders of the Series A Preference Shares shall have the right, at their option to convert, in whole only, each Series A Preference Share (including fractional shares) into the number of fully paid and non-assessable Common Shares equal to the greater of: (i) the number set out in the table below opposite the period during which the Change of Control Payment Date occurs (as such numbers are adjusted from time to time pursuant to Sections 6 and 7); and (ii) the number of Common Shares equal to the Liquidation Preference in effect on the Change of Control Payment Date divided by the product of the Change of Control Value of the Common Shares and 95%. "CHANGE OF CONTROL VALUE" means the (x) the amount per share being received in the Change of Control transaction if such transaction is being consummated pursuant to an agreement with the Corporation (such amount to be determined in good faith by the Board of Directors of the Corporation; PROVIDED that if the holders of a majority of the share of Series A Preference Shares in their discretion do not agree with such determination, such amount shall be determined by a nationally recognized firm of investment bankers reasonably acceptable to the Corporation and the holders of the Series A Preference Shares, whose fees shall be paid by the Corporation) or (y) if clause (x) does not apply, the Fair Market Value calculated for the 30 trading days preceding the date the Change of Control occurs.

      CHANGE OF CONTROL      PER SHARE NUMBER OF          AGGREGATE NUMBER OF
   -----------------------   -----------------------  --------------------------

February 28, 1997                8,791.21                 4,395,604
May 31, 1997                     9,313.19                 4,656,593
November 30, 1997                9,866.16                 4,933,079
May 31, 1998                    10,451.96                 5,225,980
November 30, 1998               11,072.55                 5,536,273
May 31, 1999                    11,729.98                 5,864,989
November 30, 1999               12,426.45                 6,213,223
May 31, 2000                    13,164.27                 6,582,133
November 30, 2000               13,945.89                 6,972,947
May 31, 2001                    14,773.93                 7,386,966
November 30, 2001               15,651.13                 7,825,567
May 31, 2002                    16,580.42                 8,290,210


             (ii) If there shall occur a Change of Control after the fifth anniversary of the Issue Date, the Series A Preference Shares shall be redeemable in cash at the option of the holders, in whole only, at 101% of the per share Liquidation Preference in effect on the Change of Control Payment Date; provided that, to the extent the Corporation is prohibited from paying such redemption price in cash, the holders may convert each Series A Preference Share into a number of Common Shares equal to such amount divided by the product of the Change of Control Value of a Common Share on the date the Change of Control occurs and 95%. In the event and to the extent that the Corporation is prohibited from paying such aggregate redemption amount in cash due to restrictions contained in its Debt Instruments and in the event and to the extent the holders of the Series A Preference Shares do not exercise their option to convert such shares into Common Shares as set forth above, then, the following shall apply (but only to the Series A Preference Shares or portions thereof which were not redeemed or converted pursuant to this Paragraph (ii)):

             (A) The Corporation shall have a continuing obligation to, as soon as possible, redeem in cash all (or such amount as may be permitted under the Debt Instruments from time to time) Series A Preference Shares then outstanding, at a redemption price per share equal to 101% of the per share Liquidation Preference at the time of such redemption, provided that the Corporation shall only be obligated to satisfy such obligation to the extent it is not prohibited from doing so under the terms of its Debt Instruments. The provisions of Section 8(b) shall apply to any such redemption with the date of redemption and applicable redemption amount being those specified in the notice required by
         Section 8(b); and

                (B) The holders of Series A Preference Shares, in addition to their conversion rights under Section 5, shall have the right, at any time, and from time to time, at such holder's option, to convert each Series A Preference Share into the number of fully paid and non-assessable Common Shares equal to 101% of the Liquidation Preference on the Conversion Date for such share divided by the product of lesser of the Fair Market Value of a Common Share as of the Conversion Date and the Change of Control Value and 95%. The provisions of Section 5(c) shall apply to any conversion under this paragraph (B).

             (iii) "CHANGE OF CONTROL" means such time as: (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than the holders of the Series A Preference Shares, has become the beneficial owner (within such meaning), by way of purchase, merger, consolidation or otherwise, of 30% or more of the voting power of all classes of voting securities of the Corporation (excluding the Series A Preference Shares); or (b) a sale or transfer of all or substantially all of the assets of the Corporation to any person or group has been consummated; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election was approved by a vote of a majority of the directors then still in office, who either were directors at the beginning of such period or whose election or nomination for the election was previously so approved) cease for any reason to constitute a majority of the directors of the Corporation, as the case may be, then in office.

             (iv) PROCEDURE. (1) The Corporation shall provide notice to the holders of Series A Preference Shares within five (5) days after the occurrence of any event giving rise to a right of conversion pursuant to Section 8(d)(i) or a right of redemption pursuant to Section 8(d)(ii). Such notice shall advise holders of their right to elect conversion or redemption under this Section 8(d) and, if applicable, whether, and to what extent, the Corporation will be prohibited from paying such redemption price in cash. The failure of the Corporation to provide such notice shall not prejudice the right of the holders to elect conversion or redemption under this
         Section 8(d).

                        (2) If the  right  of  conversion  is  applicable,  such
                  election may be exercised by the holders of a majority of the Series A Preference Shares then outstanding and shall be binding on the holders of all Series A Preference Shares to convert all Series A Preference Shares into the number of shares provided in paragraph (i) above by complying with the procedures set forth in Section 5(c) within fifteen (15) days of receipt of the notice from the Corporation, and the CHANGE OF CONTROL PAYMENT DATE shall be the fifth Business Day after the notice is mailed by the Corporation.

                        (3) If the  right  of  redemption  is  applicable,  such
                  election may be exercised by the holders of a majority of the Series A Preference Shares then outstanding, and shall be binding on the holders of all Series A Preference Shares by providing notice (a "NOTICE OF ELECTION TO REDEEM") to the Corporation within fifteen (15) days of the receipt of notice from the Corporation, with the holders' notice specifying a date (not less than fifteen (15) days and more than twenty
                  (20) days from the date of such notice) for the Corporation to redeem the Series A Preference Shares of all holders as provided in Section 8(d)(ii) and such date shall be the CHANGE OF CONTROL PAYMENT DATE. The Notice of Election to Redeem (which shall be irrevocable) shall set forth (w) the name of each holder, (x) the number of shares (and certificate numbers thereof) such holders desire to have redeemed, (y) in the event that the Corporation is prohibited from paying the full redemption price for such shares in cash, whether such holders wish to elect to receive only the cash portion of the redemption price or to receive the maximum amount in cash and convert the balance into Common Shares as provided in Section 8(d)(ii) and (z) a statement that an election under Section 8(d)(ii) is being made thereby.

                        (4) To the  extent,  if any,  that  the  Corporation  is
                  prohibited from paying the redemption price in cash, the holders may elect (which election shall be set forth in the Notice of Election to Redeem) to (x) receive only the portion of the redemption price which is payable in cash and retain the unredeemed balance of their shares or (y) to receive such cash amount, if any, and the balance by way of conversion into a number of Common Shares computed as provided in Section 8(d)(ii).

                        (5) On the date so fixed for redemption,  the holders of
                  Series A Preference Shares so electing redemption shall surrender the certificates for the shares to be redeemed to the Corporation at its principal office (or such other office or agency as may be designated by the Corporation by notice in writing to the holders of Series A Preference Shares), duly endorsed in blank or accompanied by proper instruments for transfer to the Corporation.

             (v) In the event a Change of Control occurs prior to the date that all Series A Common Shares have been admitted to listing on the American Stock Exchange and the Corporation enters into an agreement with one or more Persons who are acquiring Common Shares in connection with such Change of Control, the Corporation shall cause such person or persons to offer to enter into an agreement with the holders whereby, such person or persons agree to acquire all of the Common Shares issuable upon conversion of the Series A Preference Shares in connection with such Change of Control at the highest price (and for the same form of consideration) being paid by such person or persons for Common Shares being acquired in connection with the Change of Control.

         (e) (i) So long as any Series A Preference Shares remain outstanding, upon the occurrence of any Event of Default (as defined below) which continues uncured for thirty (30) days, the final day of such period being the "DEFAULT DATE", then the holders of a majority of the Series A Preference Shares shall thereafter have the right to require the Corporation to redeem in cash all Series A Preference Shares then outstanding, at a redemption price per share equal to the Liquidation Preference on the Default Redemption Date unless and until such Event of Default is cured; provided that, (x) on or prior to the fifth anniversary of the Issue Date the holder shall only have the right to, and
(y) after the fifth anniversary of the Issue Date, to the extent the Corporation is prohibited from paying such redemption price in cash, the holders may require the Corporation to, convert each Series A Preference Share into a number of Common Shares equal to such Liquidation Preference divided by the product of the Fair Market Value of a Common Share on the Default Redemption Date and 95%. In the event and to the extent that the Corporation is prohibited from paying such aggregate redemption amount in cash (if required to be paid in cash) due to restrictions contained in its Debt Instruments and in the event and to the extent the holders of the Series A Preference Shares do not exercise their option to convert such shares into Common Shares as set forth above, then, the following shall apply (but only to the Series A Preference Shares or portions thereof which were not redeemed or converted pursuant to this Paragraph (i)):

                (A) The Corporation shall have a continuing obligation to, as soon as possible, redeem in cash all (or such amount as may be permitted under the Debt Instruments from time to time) Series A Preference Shares then outstanding, at a redemption price per share equal to the per share Liquidation Preference at the time of such redemption, provided that the Corporation shall only be obligated to satisfy such obligation to the extent it is not prohibited from doing so under the terms of its Debt Instruments. The provisions of Section 8(b) shall apply to any such redemption with the date of redemption and applicable redemption amount being those specified in the notice required by Section 8(b); and

                (B) The holders of Series A Preference Shares, in addition to their conversion rights under Section 5, shall have the right, at any time, and from time to time, at such holder's option, to convert each Series A Preference Share into the number of fully paid and non-assessable Common Shares equal to the Liquidation Preference on the Conversion Date for such share divided by the product of the Fair Market Value of a Common Share as of the Conversion Date and 95%. The provisions of Section 5(c) shall apply to any conversion under this paragraph (B).

            (ii) (1) To exercise such redemption right, the holders of a majority of the Series A Preference Shares then outstanding, shall provide notice (a "DEFAULT REDEMPTION NOTICE") to the Corporation, with such notice specifying a date (not less than fifteen (15) days and more than thirty (30) days from the date of such notice, such date, the "DEFAULT REDEMPTION DATE") for the Corporation to redeem the Series A Preference Shares of such holders as provided in Section 8(e)(i) which notice shall be binding on the holders of all Series A Preference Shares. The Default Redemption Notice (which shall be irrevocable) shall set forth (w) the name of each holder, (x) the number of shares (and certificate numbers thereof) such holders desire to have redeemed,
(y) in the event that the Corporation is prohibited from paying the full redemption price for such shares in cash, whether such holders elect to receive only the cash portion of the redemption price or to receive the maximum amount in cash and the balance by way of conversion into Common Shares as provided in
Section 8(e)(i) and (z) a statement that an election under Section 8(e)(i) is being made thereby.

            (2) If the Corporation is obligated to pay the redemption price in cash, to the extent, if any, that the Corporation is prohibited from paying the redemption price in cash, the holders may elect (which election shall be set forth in the Default Redemption Notice) to (x) receive only the portion of the redemption price which is payable in cash and retain the unredeemed balance of their shares or (y) to receive such cash amount, if any, and the balance by way of conversion into a number of Common Shares computed as provided in Section 8(e)(i).

            (3) On the date so fixed for redemption, the holders of Series A Preference Shares shall surrender the certificates for the shares to be redeemed to the Corporation at its principal office (or such other office or agency as may be designated by the Corporation by notice in writing to the holders of Series A Preference Shares), duly endorsed in blank or accompanied by proper instruments for transfer to the Corporation.

         An "EVENT OF DEFAULT" means:

            (A) the Corporation becomes aware of or is notified by written notice that it has violated any material covenant or agreement contained or incorporated by reference herein or contained in the Securityholders Agreement or Securities Purchase Agreement;

            (B) the  Corporation  shall  take any of the  actions  described  in
         Section 4 without obtaining the affirmative vote or written consent of the holders of a majority of the outstanding Series A Preference Shares; or

            (C) failure by the Corporation to pay when due any Indebtedness (as defined in the Indenture) of $5,000,000 or more.

         The "SECURITYHOLDERS AGREEMENT" means the Securityholders Agreement dated February 28, 1997 entered into among the Corporation and the Purchaser (as defined therein, the "PURCHASER").

         The "SECURITIES PURCHASE AGREEMENT" means the Securities Purchase Agreement dated February 28, 1997 entered into among the Corporation and the Purchaser.

         (f) (i) OPTIONAL REDEMPTION. On or after the Third Business Day after the third anniversary of the Issue Date, the Corporation may by notice to the holders mailed no less than thirty and no more than sixty days prior to the Optional Redemption Date (as defined below) redeem all, but not less than all, of the Series A Preference Shares for an amount in cash per share equal to the product of the number of Common Shares which such Series A Preference Share would be convertible into on the Optional Redemption Date if it were the Conversion Date for such share and the Automatic Conversion Level in effect on the Optional Redemption Date. Notwithstanding the foregoing, the Corporation, may not exercise the redemption right set forth in the preceding sentence (x) unless and until all of the Series A Common Shares have been admitted to listing on the American Stock Exchange, the New York Stock Exchange or the NASDAQ National Market System or (y) at any time when the Corporation is considering, discussing or is on notice of a transaction or event which if it occurred would constitute a Change of Control.

         (ii) MECHANICS OF OPTIONAL REDEMPTION. (x) At least 30 days, but not more than 60 days, prior to the Optional Redemption Date, the Corporation shall send a written notice (the "OPTIONAL REDEMPTION NOTICE") to each holder of Series A Preference Shares (the "OPTIONAL REDEMPTION SHARES") stating: (A) the total number of Optional Redemption Shares; (B) the number of Optional Redemption Shares held by such holder; (C) the date the redemption is to occur (the "OPTIONAL REDEMPTION DATE"); (D) the redemption amount per share; (E) that the Corporation has cash on hand or available credit lines sufficient to pay the aggregate optional redemption amount in cash on the Optional Redemption Date and that the Corporation will not be prohibited from paying the aggregate optional redemption amount in cash; and (F) the manner in which and the place at which such holder is to surrender to the Corporation the certificate or certificates representing its Optional Redemption Shares.

            (y) Five Business Days prior to the Optional Redemption Date, the Corporation shall deposit the aggregate optional redemption amount for all Optional Redemption Shares (other than Optional Redemption Shares surrendered for conversion prior to such date) in a bank or trust company (designated in the Optional Redemption Notice) doing business in the Borough of Manhattan, the City and State of New York, having aggregate capital and surplus in excess of US$300,000,000, as a trust fund for the benefit of the respective holders of Optional Redemption Shares with irrevocable instructions and authority to the bank or trust Corporation to pay the appropriate redemption amounts to the holders of Optional Redemption Shares upon receipt of notification from the Corporation that the respective holder has surrendered the certificate or certificates representing such shares to the Corporation. Such instructions shall also provide that any such moneys remaining unclaimed at the expiration of one year following the Optional Redemption Date (or deposited in respect of shares which are thereafter converted into Common Shares) shall be returned to the Corporation upon its request as expressed in a resolution of its Board of Directors. The holder of any Optional Redemption Shares (which were not converted into Common Shares) in respect of which such deposit has been returned to the Corporation pursuant to the preceding sentence shall have a claim as an unsecured creditor against the Corporation for the optional redemption amount in respect thereof, without interest.

            (z) Provided that the Corporation has on or prior to the fifth Business Day prior to the Optional Redemption Date made available (as described in Section 8(f)(ii)(y)) the aggregate optional redemption amount to the holders of Optional Redemption Shares, all Optional Redemption Shares (other than those converted into Common Shares) shall be deemed to have been redeemed as of the close of business of the Corporation on the Optional Redemption Date. Thereafter, the holder of such shares shall no longer be treated for any purposes as the record holder of such Series A Preference Shares, regardless of whether the certificate or certificates representing such shares are surrendered to the Corporation or its transfer agent, except with respect to the right of the holder to receive the appropriate optional redemption amount, without interest, upon such surrender. Such shares so redeemed shall not be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

         (g) PAYMENT OF REDEMPTION AMOUNT. Upon surrender to the Corporation, in the manner and at the place designated, of a certificate or certificates representing Series A Preference Shares to be redeemed, the redemption amount for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. All such surrendered certificates shall be canceled. Upon redemption of only a portion of such shares represented by a certificate surrendered for redemption, the Corporation shall, within three Business Days, issue and deliver to or upon the written order of the holder of the certificate so surrendered, at the expense of the Corporation (except for expenses relating to the issuance of such shares to a person other than the record holder of such shares), a new certificate representing the unredeemed Series A Preference Shares represented by the certificate so surrendered.

         (h) DELIVERY OF REDEEMED SHARES. The Corporation shall not be obligated to pay the redemption amount to any holder of Series A Preference Shares unless the certificate or certificates evidencing such shares are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement (including, if requested, the posting of an indemnity bond) satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

         (i) FRACTIONAL SHARES. No fractional Common Shares shall be issued upon conversion of the Series A Preference Shares unless the Corporation is prohibited from paying cash in lieu of such fractional shares, in which case such fractional shares shall be issued. Except as provided in the preceding sentence, in lieu of any fractional shares to which any holder of Series A Preference Shares would otherwise be entitled in connection with a conversion, the Corporation shall, after aggregation of all fractional share interests held by each holder, pay cash equal to such remaining fractional interest multiplied by the Fair Market Value of a Common Share on the date immediately preceding the date such payment is due.

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

         (j) RIGHT TO RECEIVE DIVIDENDS ON COMMON SHARES. From the date of delivery by a holder of Series A Preference Shares of a Conversion Notice, a Notice of Election to Redeem, a Default Redemption Notice, the Final Redemption Date, or the Extended Redemption Date if in any such case Common Shares are being issued, such holder shall participate equally and ratably with the holders of Common Shares in all dividends paid on the Common Shares as if such Series A Preference Shares had been converted into Common Shares at such time.

         (k) RESERVATION OF SHARES. The Corporation hereby agrees at all times to keep reserved for issuance and delivery, upon conversion pursuant to Section 5 (and, if requested by holders of a majority of the Series A Preference Shares, a number of shares reasonably estimated to be deliverable upon conversion upon a Change of Control, a Default Redemption or a Mandatory Redemption Obligation) of the Series A Preference Shares, such number of its authorized but unissued (or treasury shares) of Common Shares or other securities of the Corporation from time to time issuable upon conversion of the Series A Preference Shares as will be sufficient to permit the conversion in full of the Series A Preference Shares. All such shares shall be duly authorized and, when issued upon such conversion, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale (except to the extent set forth in the Securityholders Agreement) and free and clear of all preemptive rights.

         (l) CERTAIN ACTIONS. If the issuance of any Common Shares required to be reserved for purposes of the conversion of any Series A Preference Shares requires the registration with, or approval of, any governmental authority or requires listing on any national securities exchange or national market system before such shares may be so issued, the Corporation shall at its expense cause such shares to be duly registered, approved or listed, as the case may be, so that such shares may be issued in accordance with the terms hereof. Without limiting the generality of the foregoing, the Corporation will make any filings required of it under the HSR Act as promptly as practicable, and in any event within 10 Business Days after a written request by the majority of the holders of Series A Preference Shares to do so. The Corporation will pay its and the holders HSR Act filing fees in connection with any filings made by it or the holders under the HSR Act.

         (m) FAILURE TO REDEEM. If the Corporation is unable or shall fail to discharge its obligation to redeem Series A Preference Shares when required by
Section 8(a) or, if applicable, 8(c) (each, a "MANDATORY REDEMPTION OBLIGATION"), such Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation. If and so long as any Mandatory Redemption Obligation with respect to the Series A

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

Preference Shares shall not be fully discharged, the amount which the Corporation would have otherwise paid to the holder shall bear interest of the rate of 11 7/8% per annum compounded semi-annually, until paid. This provision is in furtherance of and not in limitation of any other rights the holder may have to enforce the provisions hereof, including any Mandatory Redemption Obligation.

         Section 9. CERTAIN COVENANTS. (a) After the date hereof, neither the Corporation nor any of its Subsidiaries shall directly or indirectly make any investment (whether by purchase of capital stock or other securities, or by way of loan, advance, capital contribution or guarantee of obligations) in, enter into any agreement arrangement or understanding with, or make any payment (whether in cash or other property) to or purchase any equity securities of the Persons listed on Schedule 3.18(f) to the Securities Purchase Agreement or any successors thereto.

         (b) The Corporation will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction or any series of related transactions or agreement relating thereto (including, without limitation, the purchase, sale, lease or exchange of any property or assets, the rendering of any service or the making of any investments, loans or advances) with or for the benefit of any holder (or any Affiliate of such holder) of 5% or more of any class of shares of the Corporation (any such Person, a "5% Holder") or with or for the benefit of an Affiliate of the Corporation (each, an "AFFILIATE TRANSACTION") unless such transaction is on arms-length terms no less favorable to the Corporation or such subsidiary than those that could be obtained in a similar transaction with an unrelated party and such transaction is approved by a majority of the Independent Directors.

         "AFFILIATE" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person, and includes all officers and directors of and consultants to the Corporation, and the immediate family members of all officers and directors of and consultants to the Corporation, including spouses and children, the parents of spouses, the spouses of children, siblings and their spouses and children. For the purposes of this definition, "control" when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "INDEPENDENT DIRECTOR" means any member of the Board of Directors who is not an officer or employee of the Corporation, is not a member of the immediate family of an officer or employee of the Corporation and is not an

Affiliate of any Person or entity (other than the Corporation or any of its Subsidiaries) who is a party to the Affiliate Transaction in question.

         "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         (c) So long as any Series A Preference Shares are outstanding and whether or not any Notes remain outstanding or the Indenture remains in effect, the Corporation will comply with all of the obligations contained in Sections
4.03 to 4.07, 4.09 to 4.12 and 5.01 ("COVENANTS") of the Indenture ("INDENTURE") dated as of December 19, 1995 among the Corporation, as guarantor, GST USA, Inc., a Delaware corporation and a wholly owned subsidiary of the Corporation and United States Trust Company of New York, as trustee, as amended from time to time (provided that such amendment is not made in connection with a transaction where holders of Notes vote in favor of such amendment prior to having their Notes repurchased or redeemed) pursuant to which GST USA, Inc. issued its 137/8% Senior Discount Notes due 2005 (the "NOTES"); provided that in the event such Notes are refinanced with an issuance of securities under another indenture such indenture shall become the "Indenture" for purposes hereof and the covenants contained therein intended to protect the creditworthiness of the Corporation and its subsidiaries (including covenants corresponding to the foregoing covenants) shall became the "Covenants" for purposes hereof.

         Section 10. TRANSFER AND LEGENDING OF SHARES. No transfer of the Series A Preference Shares shall be effective until such transfer is registered on the books of the Corporation. To the extent required by law, as determined by the Board of Directors of the Corporation on the advice of counsel, any shares so transferred must bear the following legend:

                  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT AND COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE Corporation HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE

                  Corporation AND ITS COUNSEL, THAT SUCH REGISTRATION AND COMPLIANCE IS NOT REQUIRED.

The Corporation shall refuse to register any attempted transfer of Series A Preference Shares not in compliance with this Section 10. Any holder of a Series A Preference Share may, upon providing evidence reasonably satisfactory to the Corporation that such share is not a "restricted security" (as defined in Rule 144 under the Securities Act) or may be sold pursuant to Rule 144(k) under the Securities Act, exchange the certificate representing such share for a new certificate that does not bear the legend set forth in this Section.

         Section 11. STATUS OF CONVERTED AND REDEEMED SHARES. If the Series A Preference Shares are converted pursuant to Section 5 or 8 hereof or redeemed pursuant to Section 8 hereof, the shares so converted or redeemed shall assume the status of authorized but unissued shares of undesignated Preference Shares of the Corporation.

         Section 12. NOTICES. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or when sent by telex or telecopier (with receipt electronically confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed (i) in the case of a holder of the Series A Preference Shares, to such holder's address of record, and (ii) in the case of the Corporation, to the Corporation's principal executive offices to the attention of the Corporation's Chief Executive Officer.

         Section 13. AMENDMENTS AND WAIVERS. Any right, preference, privilege or power of, or restriction provided for the benefit of, the Series A Preference Shares set forth herein or in the Articles of Incorporation may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Corporation and the affirmative vote or written consent of the holders of a majority of the Series A Preference Shares then outstanding, and any amendment or waiver so effected shall be binding upon the Corporation and all holders of the Series A Preference Shares.

         Section 14. OTHER REDEMPTIONS OR ACQUISITIONS PROHIBITED. Neither the Corporation nor any of its Subsidiaries shall, directly or indirectly, redeem or otherwise acquire any Series A Preference Shares, except as expressly authorized herein.

         Section 15. FRACTIONS OF SERIES A PREFERENCE SHARES. The Series A Preference Shares shall be issuable in whole or as fractional shares in any fractional amount and all references herein to a Series A Preference Share or Series A Preference Shares include fractions of a Series A Preference Share and any action or election permitted to be made or taken hereunder may be taken or made with respect to any whole or fractional Series A Preference Share.